Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Stockholders and Board of Directors

Mesa Laboratories, Inc.

Lakewood, Colorado

We consent to the incorporation by reference in this registration statement on Form S-3 of our report dated May 19, 2006 relating to the financial statements of Mesa Laboratories, Inc. appearing in the annual report on Form 10-KSB of Mesa Laboratories, Inc. for the year ended March 31, 2006.

We also consent to the reference to us under the caption “Experts” in the in the prospectus which is part of this registration statement.

/s/ Ehrhardt, Keefe, Steiner and Hottman PC
Ehrhardt, Keefe, Steiner and Hottman PC

Denver, Colorado

November 27, 2006